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                              [ADAPTEC LETTERHEAD]

                                                                 Exhibit 10.9

September 5, 2000

Tom Shea
950 Eastwood Place
Los Altos, CA 94024

Dear Tom:

On behalf of Adaptec, Inc., I am pleased to offer you the position of Roxio's Chief Operating Officer. This will be an exciting and challenging job that will have a significant impact on the success of Roxio.

Your initial base salary will be $240,000 per year. You will also be eligible to participate in the Annual Bonus Program that targets 50% of your base salary. In addition, you will receive a $650 per month car allowance, a free annual physical, a health club subsidy, and financial planning assistance up to $2,500 net per year.

Coincident with the IPO, you will be granted an option to purchase 250,000 shares of Roxio stock in accordance with the Roxio 2000 Employee Stock Plan. More information on the grant date and the share price will be forthcoming on the date of IPO. The stock will vest 25% on the one-year anniversary of the IPO date and quarterly thereafter, at 6.25% and will be fully vested at the end of four years.

Your business experience matches very well with Roxio's current business needs and our anticipated direction. However, in the event that Roxio terminates your employment without cause (see attached definition "for cause") prior to distribution of Roxio's shares to Adaptec shareholders, you will be transferred back to Adaptec in the role of VP/General Manager in another Adaptec operating business. You will maintain your Adaptec tenure. The initial Roxio stock option grant offering of 250,000 shares will be fully vested and will be exercisable for 90 days. No additional severance payments will be offered.

If your position is terminated without cause up to 18 months post distribution of Roxio's shares to Adaptec shareholders you shall receive the following severance: pay equal to 12 months of your current level of base compensation and COBRA benefits premiums. This will be paid in a one-time lump sum, less legally mandated payroll deductions and withholdings. Additionally, the initial Roxio stock option grant offering of 250,000 shares will be fully vested and will be exercisable for 90 days.

Please sign this letter, indicating acceptance of this offer. Return the signed copy to Human Resources/Staffing (M/S 15A) and retain one copy for your records. We are confident you will make a major contribution to our success and are looking forward to having you join Roxio.

Sincerely

/s/ Robert N. Stephens

Robert N. Stephens
Chief Executive Officer



Accepted: Tom Shea
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Tom Shea
Page 2

TERMINATION FOR CAUSE: Roxio/Adaptec and Tom Shea (employee) agree that Roxio may terminate Employee's employment and terminate this Agreement at any time "for cause," which shall include any one or more of the following reasons:


           (1) Refusal or unwillingness to perform such material duties in good faith, neglect or poor performance of duties, if not remedied to Roxio's CEO's or his designee's satisfaction after written notice has been given to employee by Roxio's CEO or his designee;

           (2) Conviction of the Employee of a felony or other crime involving moral turpitude, dishonesty, willful misconduct, misappropriation of funds, habitual insobriety or illegal drug use;

           (3) Substance abuse or any other action on the part of the Employee involving willful and deliberate malfeasance or gross negligence in the performance of his duties and responsibilities, or any conduct or act which brings public disrespect, contempt or ridicule upon Roxio;

           (4) A deliberate or serious violation of any law, rule, regulation, constitutional provision, or Roxio policy or procedure, including Roxio/Adaptec's Policy Guide (which policies are subject to modification or change at any time), or local, state or federal law, which violation, may, in the sole judgment of Roxio's CEO or his designee constitute justification for Employee's termination;

           (5) Prolonged absence from duties without the consent and approval of Roxio's CEO or his designee, including but not limited to, where Employee is permanently disabled, which, from the CEO's or his designee's sole discretion, constitutes justification for Employee's termination;

           (6) Employee's death.

CONSEQUENCES OF TERMINATION FOR CAUSE: In the event Roxio exercises its option to terminate Employee "for cause", Employee shall be entitled only to the unpaid salary and unused vacation benefits which he has accrued. Employee shall be entitled to no other or further compensation, benefits or severance payments of any kind or nature in the event he is terminated "for cause." Should the Employee be terminated "for cause" Roxio will provide the Employee with a written statement detailing such cause.